Exhibit 10.1

JAKKS PACIFIC REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Sales up 26% vs. prior year; Board approves 25 cent quarterly dividend

SANTA MONICA, California, April 29, 2025 – JAKKS Pacific, Inc. (NASDAQ: JAKK) today reported financial results for the first quarter ended March 31, 2025.

First Quarter 2025

●	Net sales were $113.3 million, a year-over-year increase of $23.2 million or 26%, driven in part by demand for product related to last quarter’s film releases
●	Gross margin of 34.4% vs. 23.4% in Q1 2024, driven by improved margin of new product launches along with significantly reduced inventory obsolescence expense and retailer markdowns
●	Gross profit of $39.0 million, up $17.9 million compared to $21.1 million in Q1 2024
●	Operating loss of $3.8 million, compared to an operating loss of $21.3 million in Q1 2024
●	Adjusted net loss attributable to common stockholders (a non-GAAP measure) of $0.4 million (or $0.03 per share), compared to an adjusted net loss attributable to common stockholders of $11.3 million (or $1.09 per share) in Q1 2024
●	Adjusted EBITDA (a non-GAAP measure) of $0.4 million vs. $(17.2) million in Q1 2024

Management Commentary

“We are happy to share our results after a strong start to the year at JAKKS. We’ve seen great consumer reaction year-to-date with solid consumer sales across major accounts and major markets.” said Stephen Berman, Chairman and CEO of JAKKS Pacific. ““It has certainly been a moment of reflection to see our industry’s long-standing tradition of building substantial global partnerships come under scrutiny. Yet rather than viewing this as a setback, we see it as an opportunity to showcase the agility, innovation, and resilience that define not only our industry — but especially JAKKS as a nimble, focused company.

We’re proud to have restored our fortress balance sheet — a critical milestone for our long-term success. We have maintained a strong liquidity position and a prudent capital structure that not only shields us in times of volatility but also positions us to move swiftly on growth opportunities. This disciplined approach gives us the confidence to invest in our future with a flexible financial foundation — even when the external environment is less predictable. In 2023, we eliminated all long-term debt and completed the repurchase of our preferred stock, giving us a clean and stable balance sheet. This not only enhances our ability to respond quickly to market shifts but also allows us to dedicate more energy and focus to driving our core business forward and pursuing new, high-potential opportunities.

We continue to create products that resonate with consumers globally, and we’re especially excited about what’s coming to market over the next twelve months. While the current environment in the United States has presented some unique challenges — particularly in the month of April — our foresight in building up strong infrastructure and capable teams in Europe and Latin America is already paying off. These regions are delivering real growth, and we see significant runway ahead.

We remain actively engaged in monitoring the evolving situation in the U.S. and are positioning ourselves to maximize performance in 2025, while keeping our medium- and long-term goals firmly in sight. We believe our seasoned team, global presence, and financial strength give us a clear advantage in navigating uncertainty — and ultimately emerging stronger.”

The Board of Directors has declared a quarterly dividend of $0.25 per share on the company’s common stock, payable June 27, 2025, to shareholders of record May 30, 2025.

First Quarter 2025 Results

Net sales for the first quarter of 2025 were $113.3 million, up 26% versus $90.1 million last year. The Toys/Consumer Products segment sales were up 30% globally to $107.4 million and sales of Costumes were down 19% to $5.8 million compared to last year. North America sales were $92.2 million, up from $73.8 million last year. International sales were $21.0 million, up from $16.3 million last year, led by a 100+% increase from Europe, which grew from $5.7 million to $11.8 million.

The Company’s cash and cash equivalents (including restricted cash) totaled $59.4 million as of March 31, 2025, compared to $35.5 million at the same time last year, and to $70.1 million as of December 31, 2024. Inventory was $53.2 million, compared to $46.3 million in total inventory as of March 31, 2024, and $52.8 million as of December 31, 2024.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information including Adjusted EBITDA and Adjusted Net Income (Loss) that exclude various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures.

We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring and non-cash charges, such as reorganization expenses and restricted stock compensation expense. Net income (loss) is similarly adjusted and tax-effected to arrive at Adjusted Net Income (Loss). Adjusted EBITDA and Adjusted Net Income (Loss) are not recognized financial measures under GAAP, but we believe that they are useful in measuring our operating performance, enhance an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis. Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. See “Use of Non-GAAP Financial Information” for additional disclosures with respect to the use of non-GAAP financial information.

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific’s business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially form what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS specifics products, product mix, the timing of customers orders and deliveries, the imposition, threat or uncertainty of tariffs, including reciprocal or retaliatory tariffs, the impact of competitive products and pricing, or that any future transactions will result in future growth or success of JAKKS. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

Conference Call Live Webcast

JAKKS Pacific, Inc. invites analysts, investors, and media to listen to the teleconference scheduled for 5:00 p.m. ET / 2:00 p.m. PT on April 29, 2025. A live webcast of the call will be available on the “Investor Relations” page of the Company’s website at www.jakks.com/investors. To access the call by phone, please go to this link (1Q25 Registration link), and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at (www.jakks.com/investors).

About JAKKS Pacific, Inc.:

JAKKS Pacific, Inc. is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include: AirTitans®, Disguise®, Fly Wheels®, JAKKS Wild Games®, Moose Mountain®, Maui®, Perfectly Cute®, ReDo® Skateboard Co., Sky Ball®, SportsZone™, Xtreme Power Dozer®, WeeeDo®, and Wild Manes™ as well as a wide range of entertainment-inspired products featuring premier licensed properties. Through our products and our charitable donations, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkspacific.toys), X (@jakkstoys) and Facebook (@jakkspacific.toys).

Forward Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific’s business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS Pacific’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, or that any future transactions will result in future growth or success of JAKKS. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

CONTACT:
JAKKS Pacific Investor Relations
(424) 268-9567 Lucas Natalini; investors@jakks.net

JAKKS Pacific, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,		December 31,
	2025	2024	2024
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$59,188	$35,290	$69,936
Restricted cash	207	202	201
Accounts receivable, net	95,611	79,875	131,629
Inventory	53,163	46,341	52,780
Prepaid expenses and other assets	19,854	19,087	14,141
Total current assets	228,023	180,795	268,687

Property and equipment	142,493	138,066	142,623
Less accumulated depreciation and amortization	124,592	122,694	126,981
Property and equipment, net	17,901	15,372	15,642

Operating lease right-of-use assets, net	52,721	22,965	53,254
Deferred income tax assets, net	70,404	68,142	70,394
Goodwill	35,085	34,997	35,111
Other long-term assets	1,737	2,063	1,781
Total assets	$405,871	$324,334	$444,869

Liabilities, Preferred Stock and Stockholders’ Equity

Current liabilities:
Accounts payable	$44,489	$31,683	$42,560
Accounts payable - Meisheng (related party)	-	8,689	13,461
Accrued expenses	37,200	37,201	48,456
Reserve for sales returns and allowances	26,229	27,859	35,817
Income taxes payable	1,093	-	1,035
Short term operating lease liabilities	9,806	8,237	8,091
Total current liabilities	118,817	113,669	149,420

Long term operating lease liabilities	47,110	15,961	48,433
Accrued expenses - long term	2,909	3,183	2,563
Income taxes payable	2,009	3,295	3,620
Total liabilities	170,845	136,108	204,036

Stockholders’ equity:
Common stock, $.001 par value	11	11	11
Additional paid-in capital	295,931	292,024	297,198
Accumulated deficit	(44,860)	(88,117)	(39,692)
Accumulated other comprehensive loss	(16,556)	(16,192)	(17,184)
Total JAKKS Pacific, Inc. stockholders’ equity	234,526	187,726	240,333
Non-controlling interests	500	500	500
Total stockholders’ equity	235,026	188,226	240,833
Total liabilities, preferred stock and stockholders’ equity	$405,871	$324,334	$444,869

Supplemental Balance Sheet and Cash Flow Data (Unaudited)

	March 31,
Key Balance Sheet Data:	2025	2024

Accounts receivable days sales outstanding (DSO)	76	81
Inventory turnover (DSI)	64	61

	Three Months Ended March 31,
Condensed Cash Flow Data:	2025	2024

Cash flows used in operating activities	$(1,700)	$(12,863)
Cash flows used in investing activities	(3,065)	(3,634)
Cash flows used in financing activities and other	(5,977)	(20,565)
Increase in cash, cash equivalents and restricted cash	$(10,742)	$(37,062)

Capital expenditures	$(2,070)	$(2,228)

JAKKS Pacific, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2025	2024	Δ (%)
	(In thousands, except per share data)

Net sales	$113,253	$90,076	26%
Less: Cost of sales
Cost of goods	54,626	53,821	1
Royalty expense	18,168	13,776	32
Amortization of tools and molds	1,446	1,427	1
Cost of sales	74,240	69,024	8
Gross profit	39,013	21,052	85
Direct selling expenses	8,696	8,097	7
General and administrative expenses	33,961	34,192	(1)
Depreciation and amortization	113	87	30
Selling, general and administrative expenses	42,770	42,376	1
Loss from operations	(3,757)	(21,324)	(82)
Other income (expense):
Other income (expense), net	5	138	(96)
Interest income	362	376	(4)
Interest expense	(155)	(143)	8
Loss before benefit from income taxes	(3,545)	(20,953)	(83)
Benefit from income taxes	(1,163)	(6,728)	(83)
Net loss	(2,382)	(14,225)	(83)
Net loss attributable to non-controlling interests	-	280	nm
Net loss attributable to JAKKS Pacific, Inc.	$(2,382)	$(14,505)	(84)%
Net loss attributable to common stockholders	$(2,382)	$(13,175)	(82)%
Loss per share - basic & diluted	$(0.21)	$(1.27)
Shares used in loss per share - basic & diluted	11,146	10,354

	Three Months Ended March 31,
	2025	2024	Δ bps
			Fav/(Unfav)
Net sales	100.0%	100.0%	-
Less: Cost of sales
Cost of goods	48.3	59.7	1,140
Royalty expense	16.0	15.3	(70)
Amortization of tools and molds	1.3	1.6	30.0
Cost of sales	65.6	76.6	1,100
Gross profit	34.4	23.4	1,100
Direct selling expenses	7.7	9.0	130
General and administrative expenses	29.9	38.0	810
Depreciation and amortization	0.1	0.1	-
Selling, general and administrative expenses	37.7	47.1	940
Loss from operations	(3.3)	(23.7)	2,040
Other income (expense):
Other income (expense), net	-	0.2
Interest income	0.3	0.4
Interest expense	(0.1)	(0.2)
Loss before benefit from income taxes	(3.1)	(23.3)
Benefit from income taxes	(1.0)	(7.5)
Net loss	(2.1)	(15.8)
Net loss attributable to non-controlling interests	-	0.3
Net loss attributable to JAKKS Pacific, Inc.	(2.1)%	(16.1)%
Net loss attributable to common stockholders	(2.1)%	(14.6)%

JAKKS Pacific, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Information (Unaudited)

	Three Months Ended March 31,
	2025	2024	Δ ($)
	(In thousands)
EBITDA and Adjusted EBITDA
Net loss	$(2,382)	$(14,225)	$11,843
Interest expense	155	143	12
Interest income	(362)	(376)	14
Benefit from income taxes	(1,163)	(6,728)	5,565
Depreciation and amortization	1,559	1,514	45
EBITDA	(2,193)	(19,672)	17,479
Adjustments:
Other (income) expense, net	(5)	(138)	133
Restricted stock compensation expense	2,552	2,575	(23)
Adjusted EBITDA	$354	$(17,235)	$17,589
Adjusted EBITDA/Net sales %	0.3%	(19.1)%	1940 bps

	Trailing Twelve Months Ended March 31,
	2025	2024	Δ ($)
	(In thousands)
TTM EBITDA and TTM Adjusted EBITDA
TTM net income	$46,043	$29,206	$16,837
Interest expense	1,107	3,591	(2,484)
Interest income	(827)	(1,603)	776
Provision for income taxes	11,097	1,488	9,609
Depreciation and amortization	10,091	10,659	(568)
TTM EBITDA	67,511	43,341	24,170
Adjustments:
Loss from joint ventures (JAKKS Pacific, Inc. - 51%)	-	276	(276)
Loss from joint ventures (Meisheng - 49%)	-	289	(289)
Other (income) expense, net	(169)	(263)	94
Restricted stock compensation expense	9,512	8,513	999
Change in fair value of preferred stock derivative liability	-	8,176	(8,176)
Molds and tooling capitalization	-	(1,751)	1,751
Loss on debt extinguishment	-	1,023	(1,023)
TTM Adjusted EBITDA	$76,854	$59,604	$17,250
TTM Adjusted EBITDA/TTM Net sales %	10.8%	8.6%	220 bps

	Three Months Ended March 31,
	2025	2024	Δ ($)
	(In thousands, except per share data)
Adjusted net loss attributable to common stockholders
Net loss attributable to common stockholders	$(2,382)	$(13,175)	$10,793
Restricted stock compensation expense	2,552	2,575	(23)
Tax impact of additional charges	(524)	(657)	133
Adjusted net loss attributable to common stockholders	$(354)	$(11,257)	$10,903
Adjusted loss per share - basic & diluted	$(0.03)	$(1.09)	$1.06
Shares used in adjusted earnings (loss) per share - basic & diluted	11,146	10,354	792

JAKKS Pacific, Inc. and Subsidiaries

Net Sales by Division and Geographic Region

(In thousands)	Q1
Divisions	2025	2024	2023	% Change 2025 v 2024	% Change 2024 v 2023
Toys/Consumer Products	$107,438	$82,910	$97,893	29.6%	-15.3%
Dolls, Role-Play/Dress Up	55,463	40,574	47,843	36.7%	-15.2%
Action Play & Collectibles	42,881	33,008	37,846	29.9%	-12.8%
Outdoor/Seasonal Toys	9,094	9,328	12,204	-2.5%	-23.6%
Costumes	$5,815	$7,166	$9,591	-18.9%	-25.3%
Total	$113,253	$90,076	$107,484	25.7%	-16.2%

(In thousands)	Q1
Regions	2025	2024	2023	% Change 2025 v 2024	% Change 2024 v 2023
United States	$88,944	$70,430	$80,443	26.3%	-12.4%
Europe	11,810	5,735	10,162	105.9%	-43.6%
Latin America	7,459	7,996	9,204	-6.7%	-13.1%
Canada	3,279	3,370	4,054	-2.7%	-16.9%
Asia	751	965	1,380	-22.2%	-30.1%
Australia & New Zealand	613	1,346	1,608	-54.5%	-16.3%
Middle East & Africa	397	234	633	69.7%	-63.0%
TOTAL JAKKS	$113,253	$90,076	$107,484	25.7%	-16.2%

(In thousands)	Q1
Regions	2025	2024	2023	% Change 2025 v 2024	% Change 2024 v 2023
North America	$92,223	$73,800	$84,497	25.0%	-12.7%
International	21,030	16,276	22,987	29.2%	-29.2%
Total	$113,253	$90,076	$107,484	25.7%	-16.2%